Exhibit 10.7
FOURTH AMENDMENT
Amendment to Employment Agreement between Medicis Pharmaceutical Corporation and Jonah Shacknai, dated July 1, 1996, as amended on April 1, 1999, February 21, 2001 and December 30, 2005 (the “Agreement”).
This Fourth Amendment (the “Amendment”) is made as of this 23rd day of December, 2008 between Medicis Pharmaceutical Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), with offices located at 7720 North Dobson Road,
Scottsdale, Arizona, and Jonah Shacknai (the “Executive”), residing in Scottsdale, Arizona:
WITNESSETH:
WHEREAS, the Company and the Executive desire to enter into the present amendment whereby the Executive will continue to provide personal services to the Company as Chairman and Chief Executive Officer; and
WHEREAS, the Company and the Executive desire to amend the Agreement to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance issued thereunder (“Section 409A”).
NOW, THEREFORE, in consideration of the continued employment of the Executive by the Company as Chairman and Chief Executive Officer, the above premises and the mutual agreements hereinafter set forth, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
1. Section 5(k) of the Agreement shall have added subsections (d) through (i), which shall read:
     “(d) Executive will be considered to have terminated employment with the Company only when Executive incurs a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h).
     (e) The severance payments payable under Sections 5(a)(i), 5(a)(ii), 5(a)(iii)(a), 5(a)(iii)(b) and 6(a), and the stipend payable under Section 5(i), shall be construed to be compliant payments that are payable in connection with Executive’s “separation from service.” The lump sum severance payments payable under Sections 5(a)(i), 5(a)(ii), and 5(a)(iii) shall be paid within five (5) days following the Date of Termination (on such date as is determined by the Company). The severance payments payable under Section 5(a)(iv) shall be construed to be compliant payments that are payable in connection with Executive’s death.
     (f) The provision of continued benefits pursuant to Sections 5(c), 5(h) and 6(b) shall be provided in a manner that is exempt from Section 409A of the Code in accordance with Treasury Regulation Section 1.409A-1(a)(5), and, to the extent such continued benefits are not exempt from Section 409A, in a manner that complies with Section 409A in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).
     (g) The payment of damages under the third paragraph of Section 5(a)(iii)(a) and the third paragraph of Section 5(a)(iii)(b) shall be construed to be exempt payments of settlements or awards resolving bona fide legal claims in accordance with Treasury Regulation Section 1.409A-1(b)(11) and paid in a manner consistent with such intent; provided, however, that if the payment of such damages cannot be provided in a manner that is exempt from Section 409A, such payment shall be made in a cash lump sum payment within five (5) days from the date such obligation arises.
     (h) The tax gross-up payments payable under Sections 5(b), 9(b)(A) and 9(c) shall be paid in a manner that complies with Section 409A in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), including, without limitation, that each such gross-up payment shall be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.
     (i) The reimbursement of expenses and/or provision of in-kind benefits under Sections 9(c), 15, 16 and 17 shall be provided in a manner that complies with Section 409A in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv), including, without limitation, that the reimbursement of expenses or provision of in-kind benefits in Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.”
2.	Section 9(b)(A) of the Agreement shall be amended by adding the following to the end of the last paragraph thereof:
“, provided, that Executive remains employed with the successor entity through the date of such dissolution, elimination or modification of the Company’s stock option plans.”
3.	Section 9(b)(B) of the Agreement shall be amended as follows:
a.	By adding the following to the end of the first sentence of the second paragraph thereof:

“; provided, that Executive remains employed with the successor entity through the date of the first anniversary following a Change in Ownership or Control, and such cash payment is paid in a lump sum within thirty (30) days following such date.”

b.	By adding the following to the end of the second paragraph thereof:

“; provided, however, that Executive will be eligible to receive each such cash payment due upon each successive anniversary following a Change in Ownership or Control only if: (i) Executive remains employed with the successor entity through the date of such successive anniversary and the cash payment payable upon such anniversary is paid in a lump sum within thirty (30) days following such anniversary date, or (ii) if Executive is terminated by the Company without cause (under Section 4(b)(ii)) or has an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n)(2)(i), the cash payment payable during the period in which the Date of Termination occurs is paid in a lump sum within thirty (30) days following the Date of Termination.”

The Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with the terms and conditions thereof. The formation, construction, and performance of this Amendment shall be construed in accordance with the laws of Arizona, without regard to conflict of laws principles. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Mark Prygocki
Name:	Mark Prygocki
Title:	Executive Vice President, Chief Operating Officer

JONAH SHACKNAI

/s/ Jonah Shacknai

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